UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2011

CAMBIUM LEARNING GROUP, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17855 North Dallas Parkway, Suite 400, Dallas, Texas		75287
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-932-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 20, 2011, Cambium Learning Group, Inc. (the “Company”) entered into a stock purchase agreement with a group of investors. The transaction was settled the same day with the Company purchasing 1,643,507 shares for a total cost of $4.9 million. Upon repurchase these treasury shares are no longer registered shares of the Company.

The summary above is not intended to be complete and is qualified in its entirety by reference to the complete text of the stock purchase agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 17, 2011, as previously announced by the Company, Frederick J. Schwab tendered his resignation as a director of the Company. Mr. Schwab’s decision not to stand for reelection and submit his resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Schwab had served as a director of the Company since December 2009 and also served as a director of Voyager Learning Company from September 2004 until its merger with the Company on December 8, 2009. Mr. Schwab was also a member of the Company’s Audit Committee.

In connection with Mr. Schwab’s resignation, the Board of Directors (the “Board”) of the Company appointed an independent director, Harold Levy, to the Company’s Audit Committee and appointed existing Audit Committee Chairman Neil Wiener as the Audit Committee financial expert.

(d) On May 17, 2011 the Board appointed Dr. Walter G. Bumphus to the Board as a Class II director to fill the vacancy created by Mr. Schwab’s resignation. The Board has not appointed Dr. Bumphus to any committee, and as of the filing of this current report on Form 8-K has made no decisions about which committee Dr. Bumphus may serve as a member.

Dr. Bumphus is not a party to any arrangement or understanding pursuant to which he was appointed as a director, nor is Dr. Bumphus a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Bumphus is an independent director within the meaning of the rules of the Nasdaq Stock Market and related rules and regulations of the Securities and Exchange Commission.

(e) The following named executives have received enhanced severance above the Company’s normal severance plan, their severance has been extended to 12 months base pay: John Campbell, Senior Vice President and President of Cambium Learning Technologies, and George Logue, Executive Vice President and President of the Supplemental Solutions business unit.

In addition, the following named executives have been made eligible for additional severance payments equal to a pro rata share of their annual performance bonus: Brad Almond, Senior Vice President and Chief Financial Officer; John Campbell; George Logue; Carolyn Getridge, Senior Vice President of Human Resources and Urban Development; and Todd Buchardt, Senior Vice President, General Counsel and Secretary.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 25, 2010, the Company held its annual meeting of stockholders at which the stockholders voted upon (i) the re-election of Scott J. Troeller and Neil Weiner as Class II directors to the Company’s Board of Directors for three-year terms, (ii) approval of an advisory resolution on the Company’s executive compensation, (iii) the frequency of advisory votes on executive compensation and (iv) the ratification of Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

The stockholders elected both directors, approved the advisory resolution on the Company’s executive Compensation, set the frequency of executive compensation advisory votes at once every three years, and approved the ratification of the appointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

 The Company had 43,868,676 shares of Common Stock outstanding as of March 18, 2011, the record date for the Annual Meeting.  At the Annual Meeting, holders of a total of 41,734,720 shares of Common Stock were present in person or represented by proxy.  The following sets forth information regarding the results of the voting at the Annual Meeting:

Proposal 1: The shareholders voted to elect the following individuals as Class II directors for a three-year term with the votes shown:

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Scott J. Troeller	35,321,152	3,646,485	-	2,767,083
Neil Weiner	38,832,408	135,229	-	2,767,083

Proposal 2: An advisory resolution on the Company’s executive compensation was adopted with the votes shown:

Votes For	Votes Against	Abstentions	Broker Non-Votes
38,216,432	103,184	648,021	2,767,083

Proposal 3: The proposal that future advisory votes on executive compensation should occur every three years was approved by shareholders with the votes shown:

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
5,787,471	31,294	32,501,201	647,671	2,767,083

Proposal 4: A proposal to ratify Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 was adopted with the votes shown:

Votes For	Votes Against	Abstentions	Broker Non-Votes
41,602,489	25,999	106,232	-

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Stock Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBIUM LEARNING GROUP, INC.

May 23, 2011	By:	/s/ Todd W. Buchardt

Name: Todd W. Buchardt
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Stock Purchase Agreement